STILLMEADOW
INCORPORATED

TITLE

22-RBT-11
Rainbow Trout (*Oncorhynchus mykiss*) Non-Renewal 96-Hour Acute Toxicity Test

TEST GUIDELINE

OCSPP 850.1075

AUTHOR

Janelle Mikulas, MS

STUDY COMPLETION DATE

13 March 2023

PERFORMING LABORATORY

STILLMEADOW, Inc.
12852 Park One Drive
Sugar Land, TX 77478

LABORATORY STUDY ID

25884-22

12852 Park One Drive ■ Sugar Land, Texas 77478 ■ 281 240-8828 ■ Fax 281 240-8448
www.stillmeadow.com

NO CLAIM OF CONFIDENTIALITY

No claim of confidentiality, on any basis whatsoever, is made for any information contained in this document. I acknowledge that information not designated as within the scope of FIFRA § 10(d)(1) (A), (B) or (C), and which pertains to a registered or previously registered pesticide is not entitled to confidential treatment and may be released to the public, subject to the provisions regarding disclosure to multinational entities under FIFRA § 10(g).

Submitter:______________________________ Date:________________________

Name of Signer:__________________________

Sponsor: US Forest Service

GOOD LABORATORY PRACTICE COMPLIANCE STATEMENT

The following is a detailed description of all differences between the practices used in the study and those required by United States Environmental Protection Agency FIFRA 40 CFR Part 160:

Section 160.31 (d) and 160.105 (a)(b)(e) Characterization and stability information was not provided to the testing facility.
Section 160.113 (a) Mixture analysis was not performed.

Study Director: ____________________ Date: 13 Mar 23
Janelle Mikulas, MS
STILLMEADOW, Inc.

Sponsor: ____________________ Date: ____________________
Name of Signer: ____________________
Sponsor: US Forest Service

Submitter: ____________________ Date: ____________________
Name of Signer: ____________________
Submitter: US Forest Service

QUALITY ASSURANCE STATEMENT

Study Title: 22-RBT-11
Rainbow Trout (*Oncorhynchus mykiss*) Non-Renewal 96-Hour Acute Toxicity Test

The study has been inspected and the report and data have been audited in accordance with Good Laboratory Practice Standards and STILLMEADOW, Inc. Standard Operating Procedures (SOPs). The final report accurately reflects the study data. The Quality Assurance Unit has not been involved in the actual conduct of this study.

The Quality Assurance Unit performed a facility inspection on 30 Sep 22. All findings were reported to Management, and the report and responses are kept in the Quality Assurance files.

The findings from any study inspections and audits were reported to the Study Director and Management as follows:

Critical Phase Inspected	Date Inspected	Reported to Study Director	Reported to Management
Protocol Review	28 Sep 22	28 Sep 22	28 Sep 22
Dispensing	30 Jan 23	30 Jan 23	30 Jan 23
Report/Data Audit	06 - 07 Mar 23	07 Mar 23	07 Mar 23

10Mar23

Chelsea Lyons, BS
Auditor, Quality Assurance Unit
STILLMEADOW, Inc.

Date

TABLE OF CONTENTS

SUMMARY

This study was conducted to assess the toxicity of the test substance, 22-RBT-11, to the rainbow trout, *Oncorhynchus mykiss,* in a 96-hour static, nonrenewal test.

Test concentrations were determined by preliminary range-finding test. The test substance concentrations of 312.5 mg/L, 625 mg/L, 1250 mg/L, 2500 mg/L and 5000 mg/L were administered to the test system, *Oncorhynchus mykiss,* in soft laboratory freshwater. Three replicates of ten organisms were treated with each concentration of the test substance. Each of the three control containers contained 10 organisms in soft laboratory freshwater and no test substance. Dissolved oxygen, temperature, conductivity and pH measurements were recorded at dosing and daily through study termination. Observations for mortality were made at dosing, six hours after dosing and then daily thereafter. The test was terminated after 96 ± 1 hours of exposure.

At 96 hours, the No Observed Effect Concentration (NOEC) of 22-RBT-11 was determined to be 1250 mg/L, and the 96-hour Median Lethal Concentration (LC_{50}) was 2916.67 mg/L with 95% confidence limits of 2041.67 - 3541.67 mg/L. Results presented are based on nominal concentrations.

INTRODUCTION

The objective of this study was to assess the toxicity of the test substance, 22-RBT-11, to *Oncorhynchus mykiss* in a 96-hour static, nonrenewal test. This study was conducted in accordance with the Office of Chemical Safety and Pollution Prevention (OCSPP) Guidelines, Series 850, Section 1075, of the United States Environmental Protection Agency and Organization for Economic Cooperation using the methods described in the approved protocol (included as Appendix A), and STILLMEADOW, Inc. SOPs. There were no deviations from the protocol that affected the quality or outcome of the study. All procedures used in this study are in compliance with Animal Welfare Act Regulations. This study was initiated on 29 Nov 22, and the pre-dose events began on 16 Jan 23. The laboratory range-finding portion of the study was conducted from 23 - 27 Jan 23 and the definitive test was conducted from 30 Jan - 03 Feb 23. The original protocol, raw data, a reserve sample of the test substance and report are on file in the STILLMEADOW, Inc. archives for a period of fifteen years.

SPONSOR INFORMATION

Company Name:	US Forest Service
Address:	5785 Highway 10 West Missoula, MT 59808

TEST SUBSTANCE

Label Identification:	22-RBT-11
Date & Quantity Received:	22 Sep 22; 1120.6 g (GW)
Physical Description:	Translucent orange liquid
Storage Conditions:	Room temperature
Purity:	Not provided to testing facility
Stability:	Not provided to testing facility

Data generated for characterization and stability, and the level of GLP compliance for that data, is the responsibility of the Sponsor. Records pertaining to identity, synthesis methods and location of documentation are the responsibility of the Sponsor.

TEST SYSTEM

Experimental Organism

Species:	Rainbow Trout, *Oncorhynchus mykiss*
Justification of Species:	One of the species specified in the regulatory guidelines
Source and Receive Date:	Thomas Fish Company (Eagle Lake, FL), 10 Jan 23 (arrival date)
Age:	Juvenile (DOB: 06 Dec 22)
Size:	Range-finding: 0.3732 - 0.4183 g (mean: 0.3947 g) and 31 - 35 mm (mean: 32.8 mm) Definitive: 0.4278 - 0.5545 g (mean: 0.4626 g) and 31 - 33 mm (mean: 32.0 mm)
Quantity:	Range-finding: 10 organisms per test concentration and control Definitive: 3 replicates of 10 organisms per test concentration and control The organisms were randomized into containers containing the appropriate concentration of test substance.

TEST SYSTEM (cont.)

Organism Husbandry

Test Room:	Environmentally controlled chamber C
Test Chambers:	2.0 gallon glass aquaria; filled with 8 L of the appropriate solution
Test Medium:	Soft laboratory freshwater Range-finding: total hardness of 40 - 41 mg/L $CaCO_3$ and a pH of 7.1 Definitive: total hardness of 43 - 44 mg/L $CaCO_3$ and a pH of 7.3 (pH taken from the Day 0 control)
Loading:	Maximum loading of 0.8 g fish/L (Actual loading for definitive: 0.58 g fish/L)
Acclimation:	All fish were held in the laboratory at least 12 days before they were used for testing. The fish were held in water of the quality used in the test for at least seven days immediately before testing. No signs of disease, injury, stress or mortality were observed during acclimation.
Environmental Controls Set to Maintain:	Temperature Range of $12 \pm 2°C$ 16-hours light/8-hours dark cycle Dissolved oxygen (DO) concentration of $\geq$60% saturation
Actual Temperature:	Range-finding: 12°C Definitive: 12°C
Actual DO:	Range-finding: 70 - 95% Definitive: 66 - 98%
Food:	Fish were fed daily until at least 2 days prior to dosing. Fish were not fed during the test.

Animal husbandry and housing at STILLMEADOW, Inc. comply with standards outlined in the "Guide for the Care and Use of Laboratory Animals" (NRC Publication). No contaminants were expected to have been present in the feed or water that would have interfered with or affected the results of the study.

PROCEDURES

Water Solubility Test

The water solubility of the test substance was determined prior to the beginning of the study. The test substance was determined to be water-soluble.

PROCEDURES (cont.)

Range-finding Test

A preliminary range-finding test was conducted using concentrations of 10 mg/L, 100 mg/L, 500 mg/L, 1000 mg/L and 5000 mg/L of the test substance. Following randomization, ten fish were placed into each test tank containing the appropriate concentration of test substance. Ten fish, which were not exposed to test substance, served as controls to demonstrate the condition of the test population. At 0, 6, 24, 48, 72, and 96 hours following dosing, each container was examined for mortality and the number of live fish was recorded.

Test Substance Preparation

The definitive stock solution was prepared by dissolving 240.0 g of test substance in 24000 mL of dilution water and mixing for 15 minutes. This stock solution was diluted with dilution water to make five different test substance solutions with five different concentrations for the definitive test. A control solution was made using only dilution water. Solutions for the definitive test were prepared from the stock solution as follows:

Table 1 - Nominal Test Solutions Preparation

		Nominal Concentration of 22-RBT-11				
Concentration	**Control**	**312.5 (mg/L)**	**625 (mg/L)**	**1250 (mg/L)**	**2500 (mg/L)**	**5000 (mg/L)**
Amount of Stock Solution (mL)	0	750	1500	3000	6000	12000
Amount of Dilution Water (mL)	24000	23250	22500	21000	18000	12000

Definitive Test

A definitive test was conducted using concentrations of 312.5 mg/L, 625 mg/L, 1250 mg/L, 2500 mg/L and 5000 mg/L of the test substance and consisted of three replicates of ten fish for each concentration. Three replicates containing ten fish each were not exposed to test substance and served as controls to demonstrate the condition of the test population. At 0, 6, 24, 48, 72 and 96 hours following dosing, each of the aquaria was examined for mortality and the number of live fish was recorded.

Test Validity

The test was considered valid if the control mortality did not exceed 10% for the 96-hour test period.

Chemical and Physical Monitoring

Temperature, pH, dissolved oxygen and conductivity of control and treated containers were recorded daily during testing.

PROCEDURES (cont.)

Evaluation of Results

The control was used to compare the mortality endpoints of the test concentration. The NOEC (No Observed Effect Concentration) and LC_{50} (Median Lethal Concentration) were determined by a commercially available statistical program (ToxCalc Version 5.0™). Linear Interpolation was used for LC_{50} determination.

RESULTS AND DISCUSSION

Test Validity

Since both range-finding and definitive test control mortality was less than 10%, the tests were considered valid.

Chemical and Physical Monitoring

Chemical and physical monitoring data (dissolved oxygen, temperature, conductivity and pH) of control and treated containers for the definitive test are presented in Appendix B.

RESULTS AND DISCUSSION (cont.)

Definitive Test

A 0.00% mortality was observed in control fish and fish treated with 312.5 mg/L, 625 mg/L and 1250 mg/L of the test substance. A 100% mortality was seen in fish treated with 5000 mg/L of the test substance. Due to an equipment failure found at 72 hours for Replicate A of the 2500 mg/L concentration, Replicate A was not used for any statistical analysis. Based on Replicates B and C, there was 40.0% mortality for the 2500 mg/L group. In the 2500 mg/L concentration, abnormalities observed were the dead fish lying on the bottom, mouths gaped, and gills flared. In the 5000 mg/L concentration, the only abnormality observed was the mortality of the fish, lying on the bottom with their mouths gaped. Results presented are based on nominal concentrations and are presented in the following table.

Table 2 - Definitive Test Mortality Results

Conc. (mg/L)	Replicate	Number of Surviving Organisms						Mortality
		0 Hrs	6 Hrs	24 Hrs	48 Hrs	72 Hrs	96 Hrs	
Control	A	10	10	10	10	10	10	0.00%
	B	10	10	10	10	10	10	
	C	10	10	10	10	10	10	
312.5	A	10	10	10	10	10 [D]	10 [D]	0.00%
	B	10	10	10	10	10 [D]	10 [D]	
	C	10	10	10	10	10 [D]	10 [D]	
625	A	10	10	10	10	10 [E]	10 [E]	0.00%
	B	10	10	10	10	10 [E]	10 [E]	
	C	10	10	10	10	10 [E]	10 [E]	
1250	A	10	10	10	10	10 [E]	10 [E]	0.00%
	B	10	10	10	10	10 [E]	10 [E]	
	C	10	10	10	10	10 [E]	10 [E]	
2500 *	A	10 [A]	10 [A]	10 [A]	10 [A]	0 [F]	-	40.00%
	B	10 [A]	10 [A]	10 [A]	10 [A]	10 [A]	7 [G]	
	C	10 [A]	10 [A]	10 [A]	10 [A]	10 [A]	5 [H]	
5000	A	10 [B]	10 [B]	0 [C]	-	-	-	100.00%
	B	10 [B]	10 [B]	0 [C]	-	-	-	
	C	10 [B]	10 [B]	0 [C]	-	-	-	

Note: All organisms had no observable abnormalities (NOA) unless otherwise indicated.

Conc. - Concentration; Hrs - Hours; (-) - Not Applicable, all organisms dead

* Due to the loss of Replicate A at 72 hours by equipment failure, Replicate A was not used in the determination of the LC_{50} or other statistical analysis.

[A] Water is pale pink; fish NOA.

[B] Water is light pink; fish NOA.

[C] Water is light pink; all fish dead on bottom, mouths gaped.

[D] Water slightly cloudy; fish NOA.

[E] Water cloudy; fish NOA.

[F] In Replicate A, an airline popped off overnight. Fish died overnight, all suffocated, lying upside down on bottom. Parameters taken separate from other replicates to determine dissolved oxygen. This replicate was not used for statistical analysis.

[G] Three dead in Replicate B, all lying on bottom, mouths gaped, gills flared.

[H] Five dead in Replicate C, all lying on bottom, mouths gaped, gills flared; Water is pale pink and cloudy.

RESULTS AND DISCUSSION (cont.)

Evaluation of Results

At 96 hours, the NOEC of 22-RBT-11 was determined to be 1250 mg/L, and the 96-hour LC_{50} was 2916.67 mg/L with 95% confidence limits of 2041.67 - 3541.67 mg/L.

CONCLUSION

This study was conducted to assess the toxicity of the test substance, 22-RBT-11, to *Oncorhynchus mykiss* in a 96-hour static, nonrenewal test in soft laboratory freshwater. A 0.00% mortality was observed in control fish and fish treated with 312.5 mg/L, 625 mg/L and 1250 mg/L of the test substance. A 100% mortality was seen in fish treated with 5000 mg/L of the test substance. Due to an equipment failure found at 72 hours for Replicate A of the 2500 mg/L concentration, Replicate A was not used for any statistical analysis. Based on Replicates B and C, there was 40.0% mortality for the 2500 mg/L group. In the 2500 mg/L concentration, abnormalities observed were the dead fish lying on the bottom, mouths gaped, and gills flared. In the 5000 mg/L concentration, the only abnormality observed was the mortality of the fish, lying on the bottom with their mouths gaped. At 96 hours, the NOEC of 22-RBT-11 was determined to be 1250 mg/L, and the 96-hour LC_{50} was 2916.67 mg/L with 95% confidence limits of 2041.67 - 3541.67 mg/L. Results presented are based on nominal concentrations.

Janelle Mikulas, MS
Study Director
STILLMEADOW, Inc.

13Mar23
Date

STUDY PERSONNEL

Technical Staff
Destini Wilson, BS
Bremmen Derry, BS
Rebekah Davis, BS
Christopher Gunn, BS

Technical Writer
Sharon Barrow, BS

Appendix A: Signed Protocol

STILLMEADOW
INCORPORATED

PROTOCOL FOR STUDY 25884-22

Study Title: Rainbow Trout (*Oncorhynchus mykiss*) Non-Renewal 96-Hour Acute Toxicity Test (OCSPP 850.1075)

Test Substance: 22-RBT-11

Test Facility: STILLMEADOW, Inc.
12852 Park One Drive
Sugar Land, Texas 77478

Approved: ______________________ Date: 29 [signature date]
Janelle Mikulas, MS
Study Director
STILLMEADOW, Inc.

Approved: ______________________ Date: 28 Sep 22
Management
STILLMEADOW, Inc.

Reviewed: Kristina Rodrigue ______________________ Date: 28 Sep 22
Kristina Rodriguè, RQAP-GLP
Director, Quality Assurance Unit
STILLMEADOW, Inc.

Sponsor: US Forest Service
5785 Highway 10 West
Missoula, MT 59808
406-829-6810
hunter.jones@usda.gov

HUNTER JONES Digitally signed by HUNTER JONES Date: 2022.09.29 09:32:30 -06'00'
Approved: ______________________ Date ______________________
Hunter Jones
Project Manager

12852 Park One Drive ■ Sugar Land, Texas 77478 ■ 281 240-8828 ■ Fax 281 240-8448
www.stillmeadow.com

Appendix A: Signed Protocol (cont.)

PROTOCOL FOR STUDY 25884-22

A. GENERAL

1. Study Title:	Rainbow Trout (*Oncorhynchus mykiss*) Non-Renewal 96-Hour Acute Toxicity Test
2. Purpose:	To assess the toxicity of the test substance to rainbow trout (*Oncorhynchus mykiss*) in a non-renewal 96-hour test.
3. Methods Guidelines:	This study will be conducted according to the Office of Chemical Safety and Pollution Prevention (OCSPP) Guideline, Series 850, Section 1075 (Fish acute toxicity test, fresh water and marine).
4. Regulatory Compliance:	This study will be conducted in compliance with Good Laboratory Practice Standards of EPA FIFRA: 40 CFR Part 160. The dose mixtures will not be verified according to the requirements specified in 40 CFR 160.113(a). In the event of a Regulatory Inspection, Regulatory Inspectors will be provided with all study documentation requested. The Sponsor will be notified of the inspection of their study. All procedures in this protocol are in compliance with Animal Welfare Act Regulations. All methods can be found in STILLMEADOW, Inc. Standard Operating Procedures (SOPs).
5. Quality Assurance:	The Quality Assurance Unit (QAU) will review the protocol. The study information will be entered into the Master Schedule. In-progress inspection(s) will be performed to ensure the integrity of the study. Any deviations from SOPs, the Protocol or Good Laboratory Practice Standards will be immediately reported to the Study Director and Management. The raw data and report will be audited, and a statement prepared and signed which will specify the dates that the inspections were made and findings reported to Management and the Study Director.
6. Test Substance:	22-RBT-11. Test substance identification should include the name, batch number and purity. The Sponsor should also provide information regarding safety, stability, storage conditions and disposal. The Sponsor assumes responsibility for purity, stability, identity, synthesis methods and location of documentation.
7. Proposed Schedule:	Proposed Start Date: 15 Jan 23 Proposed End Date: 15 Apr 23
8. Study Director:	Janelle Mikulas, MS

Appendix A: Signed Protocol (cont.)

A. GENERAL (cont.)

9. Experimental Summary: Definitive test concentrations will be determined by a preliminary range-finder. The test substance concentrations chosen will be administered to the test system, rainbow trout (*Oncorhynchus mykiss*), in soft water. For the definitive, each test substance concentration will consist of three replicates of 10 organisms each. Physical parameters and observations will be recorded daily. The test will be terminated after 96 ± 1 hours of exposure.

10. Protocol Amendments: Any alteration in the Protocol will be justified, approved by the Study Director, and recorded in writing.

11. Sponsor Audits: The Sponsor may send an authorized representative to inspect the test system and/or data on the STILLMEADOW, Inc. premises during normal working hours.

B. EXPERIMENTAL DESIGN

1. Organism

a. Species: Rainbow trout (*Oncorhynchus mykiss*)

b. Justification of Species: Specified in the regulatory guidelines.

c. Age/Size: Juvenile fish (60 ± 15 days old) / less than 3.0 g and with 1.0 g/L loading density at dosing. The longest fish will not be more than twice the length of the shortest.

d. Number: The range-finder will use 10 fish for each concentration and the control. The definitive test will use 30 fish for each concentration and the control group (3 replicates, each containing 10 fish).

e. Source: *Oncorhynchus mykiss* will be obtained from Troutlodge or another suitable supplier.

f. Acclimation: All fish will be held in the laboratory for at least 12 days before they are used for testing. They will be held in water of the quality to be used in the test for at least seven days immediately before testing. Pretest mortality must be less than 5% during acclimation or the organisms will be held for an additional seven days. If pretest mortality is greater than 10%, then the entire lot will be rejected and a new lot of fish will be obtained to begin acclimation.

g. Identification: Containers will be labeled by study number, test substance name, concentration and dose date.

Appendix A: Signed Protocol (cont.)

B. EXPERIMENTAL DESIGN (cont.)

2. Animal Husbandry

a. Test Medium:	Soft water with total hardness between 40-48 mg/L $CaCO_3$.
b. Test Chamber and Containers:	Testing will be conducted in a light/temperature-controlled environmental chamber. Test containers will be glass aquaria of approximate size. Test containers will be loosely covered to reduce the loss of test solution or dilution water due to evaporation and to minimize the entry of dust or other particles into the solutions.
c. Temperature:	Test temperature will be 12 ± 2°C.
d. Photoperiod:	16 hours light, 8 hours dark
e. Dissolved Oxygen Concentrations:	At least 60% air saturation value. Aeration will be initiated if the DO drops below 70% air saturation value.
f. Food:	Fish will be fed daily until at least 2 days prior to dosing. Fish will not be fed during test.
g. Loading:	Maximum loading of 0.8 g fish/liter.

3. Contaminants: No contaminants that are known to be capable of interfering with the purpose or conduct of the study are expected.

4. Pre-test Preparation

a. Test Substance Receipt:	Test substance will be supplied by the Sponsor in sealed containers and delivered to STILLMEADOW, Inc. Samples will be stored according to the Sponsor's instructions until prepared for testing.
b. Range-finding:	A preliminary range-finding test will be conducted with at least five concentrations of the test substance.
c. Test Substance Preparation:	The test substance solubility in water will be determined prior to testing. If the test substance is insoluble in water, the water-soluble fraction will be tested. Test substance will be mixed in 20-24 hours prior to dosing; water-soluble fraction will be separated from undissolved test substance.
d. Route of Administration:	The test system will be dosed by introduction into the test substance containers at the specified concentrations.
e. Reason for Route of Administration:	Specified by the cited guidelines for evaluation of the toxicity potential of a test substance.

Appendix A: Signed Protocol (cont.)

B. EXPERIMENTAL DESIGN (cont.)

4. Pre-test Preparation (cont.)

f. Preparation of Test System: The organisms will be randomized into aquaria containing the appropriate concentration of test substance. Each test concentration will consist of 3 replicates of 10 fish each.

g. Control Groups: Three replicates each containing ten fish will not have test substance added and will be considered the control. This control will be used to demonstrate the condition of the test population.

5. Test Substance Administration

a. Pre-Trial Water Quality Test: A pre-trial without organisms will be conducted to determine the maximum dose that can be tested and maintain water quality up to 5000 mg/L. This will determine the testing range of the range-finder as the highest concentration that maintains water quality will be highest concentration in the range-finder.

b. Dosing Concentrations: A range-finder will be conducted with at least five concentrations of the test substance to obtain an approximate LC_{50} value for the test substance. The definitive test concentrations will be based on the LC_{50} results. If the range-finder indicates an LC_{50} of >5000 mg/L, a limit test will be conducted in lieu of a definitive.

For the definitive test, on the day of dosing, five concentrations will be selected in a geometric series between a factor of 1.5 and 2.2 based on the range-finding results. If a limit test is performed, the test material will be dosed at the calculated LC_{50} from the range-finder and will contain three replicates of ten fish each.

c. Initial Measurements: Dissolved oxygen, temperature, conductivity and pH of the control and treated containers will be measured and recorded at dosing.

6. Observations

a. Biological Monitoring: Containers will be inspected at 6, 24, 48, 72, and 96 hours for mortality. Fish are considered dead if there is no visible movement (e.g. gill movements) and if touching of the caudal peduncle produces no reaction. Dead fish will be removed when observed, and mortalities will be recorded. Visible abnormalities will be recorded (e.g. loss of reflex, erratic swimming, increased excitability, lethargy, and changes in appearance or physiology such as discoloration, excess mucous production, hyperventilation, opaque eyes, curved spine, or hemorrhaging, etc.)

b. Chemical and Physical Monitoring: At a minimum, the following measurements will be made daily: dissolved oxygen, temperature, conductivity, and pH of the controls and treated containers.

Appendix A: Signed Protocol (cont.)

B. EXPERIMENTAL DESIGN (cont.)

7. Test Duration: The test will be terminated after 96 ± 1 hours.

8. Validity Criterion: The test will be considered valid if the control mortality does not exceed 10 percent for the 96-hour test period.

9. Evaluation of Results: The survival in the test concentrations will be statistically compared to survival in the control to determine the highest concentration of test substance that demonstrates no significant reduction in survival. This concentration will be the No Observed Effect Concentration (NOEC) for survival.

The NOEC (No Observed Effect Concentration) and LC_{50} (median lethal concentration) will be determined by a commercially available statistical program (ToxCalc Version 5.0™). Several models are available for LC_{50} determination: Probit, Trimmed Spearman-Karber, and Linear Interpolation. The most appropriate model will be selected for the determination in this case.

10. Test Substance Accountability: A comprehensive inventory of test substance received and used will be kept. The test substance container(s) will be weighed when received at this facility, and a record of all test substance use will be maintained. Test substance and test substance dosing solutions will be stored in the original containers or in the equivalent thereof, or in glass containers with polyethylene screw-type caps.

11. Disposal of Unused Test Substance: Unused test substance will be disposed of at Sponsor's expense after termination of the study.

12. Safety Precautions: General safety precautions required by laboratory SOPs will be followed. The Sponsor will supply basic toxicity data on the test substance to be used. However, since the toxicity of test substances is often not well characterized, STILLMEADOW, Inc. will be conservative in setting safety procedures. The Sponsor or Sponsor's Representative shall be notified of any exposures requiring a physician's examination or care.

Appendix A: Signed Protocol (cont.)

C. DATA MANAGEMENT

1. Records: The following records will be maintained during the study and transferred to the STILLMEADOW, Inc. archives upon study termination.

   a. Protocol and Protocol Amendments (if any).
   b. Final report and amendments (if any).
   c. Study correspondence.
   d. Test culture data.
   e. Test substance receipt, identification as supplied by Sponsor, preparation, administration, and disposition.
   f. Range-finder data and results.
   g. Initial and daily measurements for dissolved oxygen, temperature, conductivity and pH of the control and treated containers.
   h. Cumulative mortality at each concentration at each observation time.
   i. Determination of the validity of the study.
   j. Other pertinent data.

2. Data Storage: All raw data, original protocol, original final report, any amendment(s), and a retained test substance sample will be archived at STILLMEADOW, Inc. for a period of 15 years.

3. Data Reporting: The final report will include all data as described in the Good Laboratory Practice Standards, including:

   a. Statement from the Quality Assurance Unit.
   b. Signature of the Study Director.
   c. A GLP Compliance Statement signed by the Study Director.
   d. Names of scientific personnel involved in the study.
   e. Dates of study initiation and termination.
   f. Identification, label information, description, preparation, and storage of the test substance.
   g. All pertinent culture information, preparation of test medium, test conditions, dosing information, and observation methods.
   h. Initial and daily data for dissolved oxygen, temperature, conductivity and pH of the control and treated containers.
   i. Cumulative mortality at each concentration at each observation time.
   j. Statistical procedures used for determining the LC_{50} and NOEL values.
   k. LC_{50} values with 95% confidence limits for each of the daily observation times, whenever sufficient data exists.
   l. Determination of the validity of the test based on the control data.
   m. Abnormalities observed in test and control animals.
   n. Evaluation of results.
   o. A copy of this Protocol.
   p. Any protocol deviations and the impact, if any, on the study.

4. Report Generation: A final report will be generated after completion of the laboratory portion of the study.

Appendix B: Chemical and Physical Monitoring Data

Table 3 - Temperature

Concentration (mg/L)	Definitive Test - Temperature (°C)					
	0 Hours	6 Hours	24 Hours	48 Hours	72 Hours	96 Hours
Control	12	12+	12+	12+	12+	12+
312.5	12					
625	12					
1250	12					
2500	12					
5000	12					

+ - Temperature taken from chamber thermometer

Table 4 - pH

Concentration (mg/L)	Definitive Test - pH (standard units)					
	0 Hours	6 Hours	24 Hours	48 Hours	72 Hours	96 Hours
Control	7.3	7.2	6.9	7.1	7.5	7.5
312.5	7.2	7.3	6.9	7.0	7.3	7.5
625	7.2	7.3	6.8	7.0	7.3	7.6
1250	7.0	7.2	6.9	6.9	7.3	7.7
2500	7.0	7.2	6.9	7.0	7.5 [A]	7.4
5000	7.0	7.3	7.0	-	-	-

(-) - Not Applicable, all organisms dead
[A] For Replicate A in 2500 mg/L group, due to equipment failure, dissolved oxygen fell to below 5% and pH was 6.8; Rest of replicates were okay.

Table 5 - Dissolved Oxygen

Concentration (mg/L)	Definitive Test - Dissolved Oxygen (%)					
	0 Hours	6 Hours	24 Hours	48 Hours	72 Hours	96 Hours
Control	97	90	76	73 [A]	95	93
312.5	97	88	79	72 [A]	92	92
625	98	89	76	70 [A]	92	91
1250	98	89	72	68 [A]	90	91
2500	97	88	78	66 [A]	93 [B]	85
5000	96	89	76	-	-	-

(-) - Not Applicable, all organisms dead
[A] Chambers aerated
[B] For Replicate A in 2500 mg/L group, due to equipment failure, dissolved oxygen fell to below 55 and pH was 6.8; Rest of replicates were okay.

Table 6 - Conductivity

Concentration (mg/L)	Definitive Test - Conductivity (μmhos/cm)					
	0 Hours	6 Hours	24 Hours	48 Hours	72 Hours	96 Hours
Control	252.8	327.6	351.2	272.6	316.2	323.2
312.5	273.3	198.3	262.2	254.5	270.9	319.1
625	357.3	201.5	325.0	321.5	346.8	335.7
1250	549.9	278.4	489.1	503.9	522.4	483
2500	977	349.6	892	870	943	872
5000	1670	1721	1823	-	-	-

(-) - Not Applicable, all organisms dead

Appendix C: Statistics

96-Hour

Larval Fish Survival Test-96 Hr Survival

Start Date:	1/30/2023	Test ID: 25884-22		Sample ID:	22-RBT-11
End Date:	2/3/2023	Lab ID: 25884-22		Sample Type:	product
Sample Date:		Protocol: OCSPP 850.1075		Test Species:	OM-Oncorhynchus mykiss
Comments:	Definitive				

Conc-mg/L	1	2	3
control	1.0000	1.0000	1.0000
312.5	1.0000	1.0000	1.0000
625	1.0000	1.0000	1.0000
1250	1.0000	1.0000	1.0000
2500	0.7000	0.5000	
5000	0.0000	0.0000	0.0000

			Transform: Arcsin Square Root						1-Tailed		Isotonic	
Conc-mg/L	Mean	N-Mean	Mean	Min	Max	CV%	N	t-Stat	Critical	MSD	Mean	N-Mean
control	1.0000	1.0000	1.4120	1.4120	1.4120	0.000	3				1.0000	1.0000
312.5	1.0000	1.0000	1.4120	1.4120	1.4120	0.000	3	0.000	2.685	0.1063	1.0000	1.0000
625	1.0000	1.0000	1.4120	1.4120	1.4120	0.000	3	0.000	2.685	0.1063	1.0000	1.0000
1250	1.0000	1.0000	1.4120	1.4120	1.4120	0.000	3	0.000	2.685	0.1063	1.0000	1.0000
*2500	0.6000	0.6000	0.8883	0.7854	0.9912	16.379	2	11.830	2.685	0.1189	0.6000	0.6000
5000	0.0000	0.0000	0.1588	0.1588	0.1588	0.000	3				0.0000	0.0000

Auxiliary Tests					Statistic		Critical		Skew	Kurt
Shapiro-Wilk's Test indicates non-normal distribution (p <= 0.01)					0.55146		0.825		0	6.5
Equality of variance cannot be confirmed										
Hypothesis Test (1-tail, 0.05)	**NOEC**	**LOEC**	**ChV**	**TU**	**MSDu**	**MSDp**	**MSB**	**MSE**	**F-Prob**	**df**
Bonferroni t Test	1250	2500	1767.77		0.05013	0.05141	0.11756	0.00235	3.8E-06	4, 9

Linear Interpolation (200 Resamples)

Point	mg/L	SD	95% CL(Exp)		Skew
LC05	1406.25	28.9452	1340.63	1515.62	0.6083
LC10	1562.5	57.8904	1431.25	1781.25	0.6083
LC15	1718.75	86.8355	1521.88	2046.87	0.6083
LC20	1875	115.781	1612.5	2312.5	0.6083
LC25	2031.25	144.726	1703.13	2578.12	0.6083
LC40	2500	209.759	1975	3250	0.4496
LC50	**2916.67**	**249.815**	**2041.67**	**3541.67**	**-0.3245**


Response
Dose mg/L
0.0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
0.9
1.0
0
2000
4000
6000

ToxCalc v5.0.23 Reviewed by: